EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SSB Bancorp, Inc. on Form S-8 of our report dated April 17, 2018, on our audit of the financial statements of SSB Bank as of December 31, 2017 and for the year then ended, which report is included in the Annual Report of SSB Bancorp, Inc. on Form 10-K/A for the year ended December 31, 2018.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
May 22, 2019